Exhibit 99.2

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned does hereby consent to the reference to her as an individual about to become a director of Quotient Limited (the “Company”), in the form and context in which it appears in the Definitive Proxy Statement on Schedule 14A of the Company filed with the Securities and Exchange Commission (“SEC”) on July 27, 2020 and the Current Report on Form 8-K of the Company filed with the SEC on July 23, 2020, and which are incorporated by reference into the Registration Statement on Form S-3 of the Company (the “Registration Statement”) and the related prospectus that is a part thereof, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

Dated: August 21, 2020

/s/ Catherine Larue
Catherine Larue